Exhibit a(3)

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF

THE SECURITIES EXCHANGE ACT OF 1934

For the month of December, 2005

AREL COMMUNICATIONS AND
SOFTWARE LTD.

(Translation of Registrant’s name into English)

22 Einstein St., Science Park, Building #22, P.O. Box 4042,

Kiryat Weizman, Nes Ziona 74140 Israel

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

Indicate by check mark whether the registrant by furnishing the information contained in this form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934:

Yes ☐ No ☒

        On December 16, 2005, the Registrant issued the press release which is filed as Exhibit 1 to this Report on Form 6-K. This report on Form 6-K is incorporated by reference into the Registrant’s Post-Effective Amendment No. 1 on Form F-3 to Registration Statement on Form F-1 under the Securities Act of 1933, declared effective on September 2, 1999 (Registration No. 333-10684).

        This report on Form 6-K is incorporated by reference into the Registrant’s Post-Effective Amendment No. 1 on Form F-3 to Registration Statement on Form F-1 under the Securities Act of 1933, declared effective on June 28, 2000 (Registration No. 333-12076).

        This report on Form 6-K is also incorporated by reference into all other effective registration statements filed by the Registrant under the Securities Act of 1933.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Arel Communications and Software Ltd. BY: /S/ Daniel Yelin —————————————— Daniel Yelin Chief Financial Officer

Dated: December 19, 2005

Arel Communications and Software Announces Receipt of Notice of Non-
Compliance with Nasdaq Listing Requirements

Arel Filed Privatization Application with Israeli Court, Completing Next Step in
Transaction – Plans to File Proxy Statement with SEC Before Year End

ATLANTA – December 16, 2005 – Arel Communications and Software Ltd. (NASDAQSC: ARLC) announced today that on December 13, 2005, the Company received notice from The Nasdaq Stock Market informing the Company that it does not comply with Marketplace Rule 4320(e)(2)(B), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity, or $35,000,000 market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The Company has until December 28, 2005, to provide The Nasdaq Listing Qualifications Department a specific plan to achieve and sustain compliance with all The Nasdaq Capital Market listing requirements. Given that Arel’s previously announced privatization process is underway, the Company will begin working with The Nasdaq Listing Qualifications Department to maintain its listing on The Nasdaq Capital Market until the anticipated completion of the transaction. In the event the Nasdaq staff determines that the Company’s shares should be delisted prior to the completion of the going private transaction, the Company shall have the right to appeal the determination. Arel’s securities will remain listed until the completion of the appeal process.

Arel is currently carrying out the next process steps of its privatization transaction, which it anticipates completing during the first quarter of 2006. The Company filed an application with the Tel-Aviv Court in Israel on December 15, 2005. Further, within the next 10 days the Company plans to submit a Schedule 13E-3 and proxy statement for review by the Securities and Exchange Commission and anticipates that the proxy should become effective and ready for distribution to Arel’s shareholders in January 2006. Shareholders will be notified of the time and location of a special shareholders meeting that will be scheduled to vote on the transaction at that time. Should Arel complete the transaction as planned, the Company shall deregister its shares under the Securities Exchange Act of 1934 and delist from The Nasdaq Capital Market at the transaction’s close.

Philippe Szwarc, CEO of Arel said, “Arel is moving purposefully forward with the going-private transaction and following completion of the SEC review will communicate the next steps of this procedure to our shareholders. As we previously reported this course of action was taken in order to devote Arel’s valuable resources solely to the growth opportunities that Arel’s solution offers, and to avoid burdening what remains a start-up business in a still-emerging market with the costs of remaining a public company. Arel is committed to maintaining a public market for our stock pending closure of the privatization, and will work closely with the Nasdaq staff in this interim period.”

About Arel Communications and Software:

Arel Communications and Software is a leader in conferencing and collaboration solutions. Arel is focused on enhancing communications, facilitating workgroup collaboration and driving productivity in the enterprise. By providing a comprehensive application suite, Arel Spotlight™, for leveraging enterprise networks for rich-media communications, Arel replicates in-person meetings in the online environment. Arel’s newest solution, Arel Anyware, is an audio-visual plug-in that establishes true “face-to-face” meetings over the internet. Requiring only a webcam for full-featured video operability, users can add video conferencing to any web or IM/Presence application (such as Microsoft® Office Live Meeting™). Combining voice, video and data conferencing in one easy-to-use Web-based solution, Arel fosters interactive communications that significantly improve work environments today. Arel’s solutions impact key business processes such as corporate and marketing communications, distance learning, product development, customer relationship management, and supply chain management. Allowing geographically dispersed users to work together in groups, attend webinars and panel discussions, participate in training courses, and have one-on-one meetings with customers or colleagues, from virtually anywhere, Arel Spotlight is a powerful tool for critical business communications. For more information, visit www.arelcom.com.

This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause results to differ materially from these forward-looking statements include, but are not limited to, the receipt of corporate and third party approvals, obtaining the financing to carry out the proposed plan, general business conditions in the industry, changes in demand for products, the timing and amount or cancellation of orders and other risks detailed from time to time in Arel Communications and Software’s filings with the Securities and Exchange Commission. Arel is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements whether as a result of new information, future events or otherwise.

All trademarks recognized.

Contact:

Media Relations:
Affect Strategies, Inc.
John Taylor, 212-398-9680 x 140
E-mail: john@affectstrategies.com
or
Investor Relations:
Lippert/Heilshorn & Associates
Carolyn Capaccio/Jody Burfening, 212-838-3777
E-mail: ccapaccio@lhai.com